Exhibit 99.1

   Volt Information Sciences Announces Fourth Quarter and Fiscal Year Results

    NEW YORK--(BUSINESS WIRE)--Jan. 12, 2006--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company's fourth quarter and fiscal year ended October 30, 2005.
    Volt will conduct a conference call webcast at 11:00 A.M. (EDT) today to discuss fourth quarter results. The conference call dial-in number is 1-888-469-0571 (domestic) or 1-517-623-4001 (international), passcode: Fourth Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.
    Attached is a summary of the Company's results of operations and the notes thereto. The notes are an integral part of the summary.

    FOURTH QUARTER - FISCAL 2005 RESULTS

    For the fourth quarter of fiscal 2005 ended October 30, 2005, the Company reported net income of $8.4 million, or $0.54 per share, compared to $11.5 million, or $0.75 per share, in the 2004 fiscal fourth quarter. Income from continuing operations for the 2004 fiscal fourth quarter included a gain from the sale of real estate of $3.3 million, ($2.0 million, net of taxes, or $0.13 per share). The decline in net income for the quarter from the 2004 fiscal fourth quarter, net of the real estate gain, was primarily the result of expenses incurred during the quarter for the Sarbanes-Oxley Act Section 404 project, including audit and consulting fees, as well as increased fees for the year end audit. Net sales for the 2005 quarter increased by 11% to $590.2 million, compared to $531.6 million in last year's comparable quarter. Total segment operating profit increased by 14.7% over the 2004 comparable quarter.

    FISCAL YEAR 2005 RESULTS

    For the twelve months of fiscal 2005, the Company reported net income of $17.0 million, or $1.11 per share, on net sales of $2.178 billion, compared to net income of $33.7 million, or $2.20 per share, on net sales of $1.925 billion last year. As in the fourth quarter, an increase in the operating profit was more than offset by higher general corporate expenses for the year. The Company reported income from continuing operations of $17.0 million, or $1.11 per share, in the twelve months ended October 30, 2005 compared to $24.2 million, or $1.58 per share, in the comparable fiscal 2004 period.
    Income from continuing operations for fiscal 2004 included a gain from the sale of real estate of $3.3 million, ($2.0 million, net of taxes, or $0.13 per share). The results of fiscal 2004 included income from discontinued operations of $14.1 million, ($9.5 million net of taxes, or $0.62 per share) from the second quarter gain on the sale of real estate previously leased to the Company's formerly 59% owned subsidiary, Autologic Information International, Inc. The Company's interest in the subsidiary was sold in November 2001.
    Commenting on the results for the fourth quarter and year, Mr. William Shaw, Chairman, President and Co-CEO of Volt, stated "We are pleased by the increases in segment operating profit and revenue for both the year and the fourth quarter. Of particular significance are the benefits derived from the reorganization of the Telecommunications Segment, which produced an operating profit in the fourth quarter compared to a loss of more than $1.0 million in the fiscal 2004 quarter, as well as material strengthening of the Computer Systems segment market position. The previously announced acquisitions, subsequent to the end of the fiscal year, of the minority interest in Delta from Nortel Networks and the Varetis Solutions acquisition enhance the segment's potential for future growth."

    STAFFING SERVICES

    The Staffing Services segment's sales increased by $37.4 million, or 8%, and its operating profit increased by $0.4 million, or 3%, from the comparable 2004 quarter. Sales increased in three of the segment's business units, Technical Placements, Administrative and Industrial and VMC. The increase in operating profit was the result of improved results for the Technical Placements, ProcureStaff, Administrative and Industrial and Volt Europe divisions, offset by a decline in operating profits in the VMC unit compared to fourth quarter of fiscal 2004.

    COMPUTER SYSTEMS

    The Computer Systems segment's sales increased by $5.7 million, or 15% over the comparable quarter in 2004, and its operating profit for the quarter was approximately equal to the fourth quarter 2004 profit. Increased operating profit in the Information Systems unit, including Operator Services, was offset by a decline in Maintech's operating profit.

    TELEPHONE DIRECTORY

    The Telephone Directory segment's sales increased $5.2 million, or 26%, and its operating profit increased $1.8 million, or 62% over the comparable quarter in 2004. The primary reason for the improved results was increased profitability in DataNational and Uruguayan division slightly offset by reduced profitability of the Directory production unit.

    TELECOMMUNICATIONS SERVICES

    The Telecommunications Services segment's sales increased by $10.1 million, or 29%, from the comparable 2004 quarter. The fourth quarter of 2005 had a profit of $0.8 million compared to a loss in the same quarter of 2004 of $1.2 million. Each of the four divisions in this segment produced improved results over the 2004 quarter, primarily the result of reduced overhead expense achieved by the reorganization of the segment.

    GENERAL CORPORATE EXPENSES AND LIQUIDITY

    The increase in General Corporate expenses compared to the 2004 quarter was related to higher professional fees and other costs related to compliance with the Sarbanes-Oxley Act, communications, compensation and expenses necessary to meet the disaster recovery redundancy requirements for business continuity.
    Cash and cash equivalents, excluding restricted cash, was $62.0 million at the end of the quarter. At October 30, 2005, the Company had sold a participating interest in accounts receivable of $100.0 million under its securitization program and had the ability to finance an additional $50.0 million under the facility.
    In addition, the Company may borrow under a $40.0 million revolving secured credit facility. The facility requires the maintenance of certain accounts receivable balances in excess of borrowings and terminates in April 2008 unless extended. At October 30, 2005, the Company had borrowed 2.0 million Euros under the facility.
    In December 2005, the Company paid approximately $50.0 million, principally from cash on hand, for the Nortel Networks and Varetis Solutions acquisitions. The remaining $36.8 million is due February 15, 2006.

    SARBANES-OXLEY ACT SECTION 404 STATUS

    The Company has completed testing its internal control over financial reporting as required by the Sarbanes-Oxley Act. Due to the effect of a control deficiency related to the over-depreciation of assets of one of its subsidiaries by approximately $1.1 million, it failed to maintain effective control over financial reporting as of October 30, 2005. Since the control deficiency could have potentially resulted in a material misstatement to the annual financial statements of the Company had it not been corrected, management has determined that it constituted a material weakness as of October 30, 2005, with respect to the Sarbanes-Oxley Act.

    Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt's web site at http://www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.

    (Tables Follow)


                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
                   SUMMARY OF RESULTS OF OPERATIONS
                              (UNAUDITED)

                       FOURTH QUARTER ENDED       FISCAL YEAR ENDED
                      October 30, October 31,  October 30, October 31,
                            2005        2004         2005        2004
                      ----------- -----------  ----------- -----------

                       (Dollars in thousands, except per share data)

Net sales               $590,224    $531,607   $2,177,619  $1,924,777
                      =========== ===========  =========== ===========

Income from continuing
 operations before
 minority interest and
 income taxes            $17,098     $21,191      $36,293     $42,133
Minority interest --
 Note A                   (2,320)     (2,420)      (7,024)     (2,420)
                      ----------- -----------  ----------- -----------
Income from continuing
 operations before
 income taxes             14,778      18,771       29,269      39,713
Income tax provision      (6,423)     (7,269)     (12,229)    (15,517)
                      ----------- -----------  ----------- -----------
Income from continuing
 operations                8,355      11,502       17,040      24,196

Discontinued
 operations -sale of
 real estate -- Note B                                          9,520
                      ----------- -----------  ----------- -----------

Net income                $8,355     $11,502      $17,040     $33,716
                      =========== ===========  =========== ===========


                                       Per Share Data
Basic
  Income from
   continuing
   operations              $0.54       $0.75        $1.11       $1.59
  Discontinued
   operations                                                    0.62
                      ----------- -----------  ----------- -----------
  Net income               $0.54       $0.75        $1.11       $2.21
                      =========== ===========  =========== ===========


Diluted:
  Income from
   continuing
   operations              $0.54       $0.75        $1.11       $1.58
  Discontinued
   operations                                                    0.62
                      ----------- -----------  ----------- -----------
  Net income               $0.54       $0.75        $1.11       $2.20
                      =========== ===========  =========== ===========


Weighted average
 number of shares
 outstanding - basic      15,339      15,257       15,320      15,234
                      =========== ===========  =========== ===========

Weighted average
 number of shares
 outstanding - diluted    15,388      15,390       15,417      15,354
                      =========== ===========  =========== ===========



                            (Notes Follow)



                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)

                       FOURTH QUARTER ENDED       FISCAL YEAR ENDED
                      October 30, October 31,  October 30, October 31,
                            2005        2004         2005        2004
                      ----------- -----------  ----------- -----------
Net Sales:                          (Dollars in thousands)
Staffing Services --
 Note C
  Traditional Staffing     $468,771  $434,038  $1,765,838  $1,584,064
  Managed Services          269,063   312,266   1,157,168   1,148,116
                           --------- --------- ----------- -----------
 Total Gross Sales          737,834   746,304   2,923,006   2,732,180
 Less: Non-Recourse
  Managed Services         (259,406) (305,309) (1,121,196) (1,120,079)
                           --------- --------- ----------- -----------
Net Staffing Services       478,428   440,995   1,801,810   1,612,101
Telephone Directory          25,326    20,077      82,298      72,195
Telecommunications
 Services                    45,047    34,953     139,011     135,398
Computer Systems             45,199    39,467     173,119     120,017
Elimination of inter-
 segment sales               (3,776)   (3,885)    (18,619)    (14,934)
                           --------- --------- ----------- -----------

Total Net Sales            $590,224  $531,607  $2,177,619  $1,924,777
                           ========= ========= =========== ===========

Income (Loss) from
 Continuing Operations
 Before Minority
 Interest and Income
 Taxes
Staffing Services           $14,511   $14,118     $31,179     $36,718
Telephone Directory           4,684     2,900      14,895      10,115
Telecommunications
 Services                       790    (1,183)     (2,429)     (2,838)
Computer Systems             11,222    11,367      35,801      30,846
                           --------- --------- ----------- -----------
Total Segment
 Operating Profit            31,207    27,202      79,446      74,841

General corporate
 expenses                   (12,336)   (7,915)    (38,839)    (30,812)
                           --------- --------- ----------- -----------
Total Operating Profit       18,871    19,287      40,607      44,029

Interest income and
 other expense               (1,191)   (1,090)     (2,234)     (3,471)
Gain on sale of Real
 Estate                       3,295                   3,295
Foreign exchange gain
 (loss)- net                   (139)      195        (255)         97
Interest expense               (443)     (496)     (1,825)     (1,817)
                           --------- --------- ----------- -----------

Income from Continuing
 Operations Before
 Minority Interest and
 Income Taxes               $17,098   $21,191     $36,293     $42,133
                           ========= ========= =========== ===========



                            (Notes Follow)



                    VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEET DATA
                              (Unaudited)

                                              October 30,  October 31,
                                                     2005         2004
                                              -----------  -----------
Assets                                         (Dollars in thousands)
 Current Assets
   Cash and cash equivalents, including
    restricted cash of $26,131 (2005) and
    $43,722 (2004) -- Note C                     $88,119      $88,031
   Short-term investments                          4,213        4,248
   Trade receivables, net -- Note D              399,677      409,130
   Inventories                                    33,758       32,676
   Deferred income taxes                          10,246        9,385
   Prepaid and other assets                       19,788       14,847
                                              -----------  -----------
 Total Current Assets                            555,801      558,317

 Property, plant and equipment, net               83,272       85,038
 Deposits and other assets                         2,102        1,539
 Goodwill                                         32,623       29,144
 Other intangible assets, net                     14,914       15,998
                                              -----------  -----------
 Total Assets                                   $688,712     $690,036
                                              ===========  ===========

Liabilities and Stockholders' Equity
 Current Liabilities
   Notes payable to bank                          $6,622       $7,955
   Current portion of long-term debt               2,404          399
   Accounts payable                              172,788      192,163
   Accrued wages and commissions                  55,081       54,200
   Accrued taxes other than income taxes          17,586       17,729
   Other accruals                                 35,173       36,036
   Deferred income and other liabilities          30,628       36,909
   Income taxes payable                            1,686        4,270
                                              -----------  -----------
 Total Current Liabilities                       321,968      349,661

 Accrued insurance                                 1,630           86
 Long-term debt                                   13,297       15,588
 Deferred income taxes                            13,358       11,764
 Minority interest -- Note A                      43,444       36,420

 Stockholders' Equity                            295,015      276,517
                                              -----------  -----------
 Total Liabilities and Stockholders' Equity     $688,712     $690,036
                                              ===========  ===========



                            (Notes Follow)



           VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
              SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                              (UNAUDITED)


A - On August 2, 2004, Volt Delta Resources, LLC ("Volt Delta"), a wholly-owned subsidiary of the Company, closed a Contribution Agreement signed with Nortel Networks, Inc. ("Nortel Networks") on June 11, 2004 under which Nortel Networks contributed certain of the assets (consisting principally of customer base and contracts, intellectual property and inventory) and certain specified liabilities of its directory and operator services ("DOS") business to VoltDelta in exchange for a 24% minority equity interest in VoltDelta. Together with its subsidiaries, VoltDelta is reported as the Company's Computer Systems segment. VoltDelta is using the assets acquired from Nortel Networks to enhance the operation of its DOS business. The acquisition permits VoltDelta to provide the newly combined customer base with new solutions, an expanded suite of products, content and enhanced services.

    On December 29, 2005, Volt Delta repurchased from Nortel Networks the 24% minority interest. Under the terms of the agreement, Volt Delta will pay Nortel Networks approximately $56.4 million for its minority interest in the LLC, and an excess cash distribution of approximately $5.4 million.

    On December 30, 2005, Volt Delta closed the previously announced acquisition of Varetis AG's Varetis Solutions GmbH subsidiary for $24.8 million. The acquisition of Varetis Solutions, GmbH allows the two companies to combine resources to focus on the evolving global market for directory information systems and services. Varetis Solutions adds considerable technology in the area of wireless and wireline database management, directory assistance/enquiry automation, and wireless handset information delivery to Volt Delta's significant technology portfolio.

B - The results of discontinued operations reflect the sale of real estate, in the second quarter of 2004, previously leased by the Company to its former 59% owned subsidiary, Autologic Information International, Inc., which interest was sold in November 2001. The cash transaction resulted in a $9.5 million gain, net of taxes of $4.6 million.

C - Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is included in cash and cash equivalents on the October 30, 2005 and October 31, 2004 balance sheets.

D - Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. The outstanding balance of the participation interest sold was $100.0 million at October 30, 2005 and $70.0 million at October 31, 2004. Accordingly, the trade receivables included on the October 30, 2005 and October 31, 2004 balance sheets have been reduced to reflect the $100.0 million and $70.0 million participation interest sold, respectively.


    CONTACT: Volt Information Sciences, Inc.
             James J. Groberg or Ron Kochman, 212-704-2400 voltinvest@volt.com